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                                                                   EXHIBIT 99.1


                               [SCI LETTERHEAD]


FOR IMMEDIATE RELEASE

                SERVICE CORPORATION INTERNATIONAL AND SCI CANADA
                REACH AGREEMENT ON PURCHASE OF MINORITY SHARES

HOUSTON, TEXAS, JULY 13, 1995 . . . Service Corporation International (SCI) and Service Corporation International (Canada) Limited (SCI Canada) jointly announced today that, subject to board approval, they have reached an agreement under which SCI would offer to acquire the shares of SCI Canada not already owned by SCI. Under the proposed terms of the agreement, minority shareholders would receive cash consideration of Cdn. $22.75 per share. This price will be paid for all outstanding shares held by the minority and all shares issuable under existing stock options. It is anticipated that the vesting of all existing unvested stock options will be accelerated, and that all existing stock options will be exercised prior to the closing of the transaction.

On May 18, 1995, SCI announced that it was considering a proposal to acquire the minority shares of SCI Canada at a price of Cdn. $21.50 per share. SCI Canada established a special committee of its board to review the possible transaction with SCI. SCI Canada's Special Committee retained its own advisors, including Richardson Greenshields of Canada Limited, which was asked to prepare a valuation of SCI Canada's business. Richardson Greenshields has advised SCI Canada's Special Committee that the valuation will indicate a range of values of









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Cdn. $21.50-$24.00 per SCI Canada share. SCI Canada's Special Committee met with representatives of SCI and, based upon this advice, determined to recommend to the SCI Canada board the approval of the transaction at the proposed price of Cdn. $22.75 per share. A special committee of the SCI board has also met and determined to recommend this proposed transaction and price to the SCI board for approval.

        The boards of directors of SCI and SCI Canada will meet on July 19, 1995 to consider the transaction. Assuming the boards of directors approve the transaction which is to be implemented by an amalgamation between SCI Canada and a subsidiary of SCI, the transaction would then be subject to the approval of SCI Canada's shareholders (including a separate approval by a simple majority of SCI Canada's minority shareholders) at a special meeting of SCI Canada's shareholders expected to be held on August 28, 1995. If approved by SCI Canada's shareholders, the amalgamation would take place on August 31, 1995.

        SCI Canada currently owns and operates 74 funeral homes and three cemeteries in British Columbia, Alberta, Ontario and Quebec. The company is traded under the ticker symbol SVK on the Toronto Stock Exchange.

        Service Corporation International is the largest funeral home and cemetery organization in the world. With 1,561 funeral homes, 246 cemeteries and 110 crematories as of June 30, 1995, SCI











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affiliates provide funeral and cemetery services throughout the United States,
Canada, Australia, and the United Kingdom. SCI's stock is traded on the New York Stock Exchange. The company's ticker symbol is SRV.

                                    # # #

For additional information contact:

SERVICE CORPORATION INTERNATIONAL:
Investor Relations
Todd Matherne          (713) 525-5243       102121.2653@compuserve.com
Media
Bill Barrett           (713) 525-5497       102250.1742@compuserve.com

SERVICE CORPORATION INTERNATIONAL (CANADA) LIMITED:
Jack Gordon            (604) 294-9338